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                             ARTICLES OF AMENDMENT

                       TO THE ARTICLES OF INCORPORATION OF

                         OMNI INTERNATIONAL CORPORATION

     Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The name of the corporation is Omni International Corporation.

     SECOND: The following amendment to the Articles of Incorporation of Omni International Corporation was duly adopted by the stockholders of the corporation at a meeting held on October 27, 1993, in the manner prescribed by the Utah Revised Business Corporation Act and for the purpose of reflecting a reverse split of the corporation's stock:

     RESOLVED that the 32,219,000 outstanding shares of the corporation's $0.002 par value common voting stock be reverse split on a basis of one share for fifteen, retaining the authorized shares at 50,000,000 and retaining the par value at $0.002 per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the corporation, and resulting in a total of approximately 2,147,933 shares of $0.002 par value common voting stock being outstanding.

     THIRD: With the exception that every fifteen presently outstanding shares shall be converted to one outstanding post-split share pursuant to the foregoing reverse split, the foregoing amendment does not provide for any exchange, reclassification or cancellation of issued shares.

     FOURTH: This amendment was adopted by the stockholders at a meeting held October 27, 1993.

     FIFTH: This amendment was not adopted by the incorporators or the Board of Directors without stockholder action.

     SIXTH: (a) The designation and number of outstanding pre-split shares of each class entitled to vote thereon as a class were as follows:

          CLASS                    NUMBER OF SHARES
          -----                    ----------------
         Common                       32,219,000


28,019,000 voting shares were represented at the meeting of stockholders.

     (b) The number of shares voted for such amendments was 28,017,500, with 1,500 opposing and none abstaining.


[DEPARTMENT OF COMMERCE SEAL]





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     IN WITNESS WHEREOF, the undersigned Vice President and Secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the corporation under the penalties of perjury this 17th day of February, 1994.

                                       OMNI INTERNATIONAL CORPORATION


                                       By /s/ NANCY ROWLEY
                                         _______________________________________
                                         Nancy Rowley, Vice President



Attest:


/s/ Kenneth P. Rowley
_______________________________
Kenneth P. Rowley, Secretary





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